EXHIBIT 3.7
                             Secured Promissory Note


                             SECURED PROMISSORY NOTE

$37,442                                                        December 10, 2002


FOR VALUE RECEIVED, the undersigned Southern California Logo, Inc., a California corporation ("SewCal") hereby promises to pay to El Segundo Hat, Inc. a California corporation("ESH"), which term shall include any subsequent holder of this Note, at 225 Aviation Boulevard, El Segundo, California 90245, attention Mark Kristof (or such other place as the holder shall designate in writing) in lawful money of the United States of America, the prinipal sum of Thirty Seven Thousand Four Hundred and Forty Two Dollars ($37,442), with interest thereon, if any, as described below.

1. INTEREST RATE. There shall be no interest payable on this Note if the principal amount is paid in full when due on or before May 10, 2003. However, if all or any portion of the principal amount is not paid on or before May 10, 2003, interest shall be accrued at the rate of eighteen percent (18%) per annum from December 10, 2002 until paid on the basis of the actual number of days which the principal amount of this Note is outstanding divided by three hundred sixty (360) which shall, for the purposes of this Note be considered one (1) year. Accordingly, if the entire principal amount of this Note remains unpaid on May 11, 2003, accrued interest of $2,845.59 [=$37,442 x (152/360) x 18%] shall be added to the amount payable under this Note such that the total amount due on this Note shall become $40,287.59 as of May 11, 2003 plus $18.72 per day after May 11, 2003. In no event will the interest payable on this Note exceed the maximum rate of interest permitted to be charged under applicable law.

2. PAYMENTS. The full principal amount of $37,442 is payable on or before May 10, 2003. As described above, if the entire principal amount is paid in full by May 10, 2003, then no interest is due on this Note.

3. DISCOUNT FOR PREPAYMENT. The holder of this Note hereby agrees to accept four payments of $9,000 as full repayment of this Note if such payments are made by January 31, February 28, March 31 and April 30, respectively.

4. COVENANT. SewCal covenants and agrees that until this Note is paid in full it will not transfer, sell or encumber any of the assets that constitute Collateral under this Note, as follows:

     (a)  Tajima Embroidery Machine;
     (b)  Fourteen (14) Juki DDL 5550 Auto Single Needle Machines;
     (c)  One HWS Sung 137B Auto Brim Single Needle Machine;
     (d)  Six (6) Juki Double Needle Machines;
     (e)  Two (2) Union Spec 33500 Arm Single Needle Machines;
     (f)  Large Cutting Machine; and
     (g)  Air Compressor.

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5.  EVENTS OF DEFAULT.  The  occurrence  of any of the  following  events  shall constitute an "Event of Default";

     (a) failure of SewCal to either (i) repay four $9,000 installments as provided in Section 3; or (ii) repay the 37,442 principal balance of this Note in full by May 10, 2003;
     (b)  failure of SewCal to observe the covenant contained in Section 4;
     (c) a court having competent jurisdiction shall enter a decree or order for relief of SewCal in an involuntary case under Title 11 of the United States Code entitled "Bankruptcy" or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or
     (d) an order for relief shall be entered with respect to SewCal or SewCal shall commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect.


6. REMEDIES. Upon the occurrence of an Event of Default specified in Section 5, the principal amount of this Note together with accrued interest shall become immediately due and payable without presentment, notice, demand, protest or other requirements of any kind (all of which are expressly waived by SewCal). In such event, the holder of this Note shall have the right to repossess each and every item of Collateral as itemized in Section 4.

7. GOVERNING LAW. SewCal, and each guarantor of this Note, acknowledge and agree that the provisions of this Note will be construed in accordance with the laws of the State of California. SewCal and each guarantor of this Note further agree that upon the occurrence of an Event of Default, this Note may be enforced in any court of competent jurisdiction in the State of California, and they do hereby submit to the jurisdiction of such courts regardless of their residence.

IN WITNESS WHEREOF, SewCal has executed this Secured Promissory Note as of the day and year first above written.


                                             SOUTHERN CALIFORNIA LOGO, INC.,
                                             a California corporation

                                             By:/s/ Rick Songer
                                             -----------------------------------
                                                    Rick Songer, its President

                                             By:/s/ Judy Songer
                                             -----------------------------------
                                                    Judy Songer, its CFO

                                             Address: 207 W. 138th Street
                                                      Los Angeles, CA 90061
                                                      Telephone: (310) 352-3300

The full and prompt payment of this Note is hereby guarantees by:

/s/Rick Songer
---------------------------------
   Rick Songer

/s/Judy Songer
---------------------------------
   Judy Songer

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